Exhibit 10.2

Congratulations and thank you for your leadership and dedication to Bank of Hawaii.  In recognition of your performance and your commitment to help lead Bank of Hawaii in the future, the Human Resources and Compensation Committee of the Board of Directors of Bank of Hawaii Corporation (the “Company”) has granted you an award of $200,000.00 (the “Grant”).  The Grant will be paid in two increments with the expectation that you use a substantial portion of the Grant to increase your holdings of the Company’s common stock.  Half of the grant will be paid on January 27, 2010 and the remaining half before year-end, provided you remain employed and in good standing with the Company on the payment dates.  The Grant will be subject to the following terms and conditions:

1.     Withholding.  The Grant shall be subject to the satisfaction of applicable federal, state and local tax withholding requirements.

2.     Retirement and Other Benefits.  The Grant will not be included as (a) “compensation” for purposes of computing your benefits under the Company’s retirement plans (both qualified and nonqualified) or other benefit plans, or (b) compensation for purposes of computing your severance benefits under the Change-In-Control Plan.  For the sake of clarity, the Grant will not be taken into account with respect to calculating benefits under the Bank of Hawaii Retirement Savings Excess Benefit Plan.

3.     Clawback.   Should your employment be terminated due to reasons other than death, disability or retirement in the year following the second payment, we would expect payment, net of taxes withheld, to be returned.

Thank you for staying focused on what needs to be accomplished in 2010.  We have a great team and your continued commitment and support is much appreciated.